Exhibit 12.1


                                 USX CORPORATION
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                      TOTAL ENTERPRISE BASIS - (Unaudited)
                              CONTINUING OPERATIONS
           ----------------------------------------------------------
                              (Dollars in Millions)

                             Nine Months
                                Ended       Year Ended December 31
                             September 30--------------------------------
                             2001  2000  2000  1999   1998 1997  1996
                             ----  ----  ----  ----   ---- ----  ----
Portion of rentals
  representing interest       $71   $74  $100   $95   $105  $82   $78
Capitalized interest           20    12    19    26     46   31    11
Other interest and fixed
  charges                     213   281   375   365    318  352   428
Pretax earnings which would
  be required to cover
  preferred stock dividend
  requirements of parent        9     9    12    14     15   20    37
                             ----  ----  ----  ----   ---- ----  ----
Combined fixed charges
  and preferred stock
  dividends (A)               $313 $376  $506  $500   $484 $485  $554
                              ==== ====  ====  ====   ==== ====  ====
Earnings-pretax income
  with applicable
  adjustments (B)            $2665$2483 $1920 $2098  $1671$1761 $1887
                              ==== ====  ====  ====   ==== ====  ====

Ratio of (B) to (A)           8.51 6.60  3.79  4.20   3.45 3.63  3.41
                              ==== ====  ====  ====   ==== ====  ====